UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2013

BCB BANCORP, INC.

(Exact name of Registrant as Specified in its Charter)

New Jersey	0-50275	26-0065262
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104-110 Avenue C Bayonne, New Jersey	07002
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (201) 823-0700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On October 31, 2013, BCB Bancorp, Inc. closed a private placement of Series B Noncumulative Perpetual Preferred Stock, resulting in gross proceeds of $4,010,000 for 401 shares. The sale represents all of the Series B Noncumulative Perpetual Preferred Stock, and over 31% of the total issued and outstanding Noncumulative Perpetual Preferred Stock, which includes Series A Noncumulative Perpetual Preferred Stock. The purchase price was $10,000 per share. BCB Bancorp, Inc. relied on the exemption from registration with the Securities and Exchange Commission (“SEC”) provided under SEC Rule 506 of Regulation D. A copy of the press release is attached hereto as Exhibit 99.1.

The Series B offering follows an offering of Series A Noncumulative Perpetual Preferred Stock on December 31, 2012, where BCB Bancorp, Inc. closed a private placement resulting in gross proceeds of $8.65 million for 865 shares. The sale represented all of the issued and outstanding preferred stock of BCB Bancorp. The purchase price was $10,000 per share. BCB Bancorp, Inc. relied on the exemption from registration with the SEC provided under SEC Rule 506 of Regulation D.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 30, 2013, BCB Bancorp, Inc. amended its Restated Certificate of Incorporation to revise Article V to amend certain terms related to the Series A 6% Noncumulative Perpetual Preferred Stock and to create a new Series B 6% Noncumulative Perpetual Preferred Stock, which sets forth the number of shares to be included in such new series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Such amendment to the Restated Certificate of Incorporation was approved by the Board of Directors of BCB Bancorp, Inc. on February 20, 2013. The Certificate of Amendment is attached hereto as Exhibit 3.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following Exhibit is attached as part of this report.

Exhibit Number	Description

3.1	Certificate of Amendment to the Restated Certificate of Incorporation

99.1	Press Release dated October 31, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BCB BANCORP, INC.

DATE: November 5, 2013	By:	/s/ Donald Mindiak
Donald Mindiak
Chief Executive Officer
(Duly Authorized Representative)

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Amendment to the Restated Certificate of Incorporation

99.1	Press Release dated October 31, 2013